Exhibit 10.36

SEVERANCE AGREEMENT

This Severance and Redemption Agreement effective as of the 9th day of February, 2002, by and between Vital Images, Inc., a Minnesota corporation (“Company”) and Albert Emola (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee was employed by Company pursuant to an Employment Agreement with Company dated December 27, 1999 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, Employee entered into an Incentive Stock Option Agreement and a Non-Qualified Stock Option Agreement with Company, each dated December 28, 1999 (collectively, the “Stock Option Agreements”); and

WHEREAS, Employee is a shareholder of Company.

NOW, THEREFORE, in consideration for the promises and covenants contained herein, the receipt and sufficiency of which the parties acknowledge, the parties hereby agree as follows:

1.             Definitions.  We intend all words used in this Severance and Redemption Agreement (“Agreement”) to have their plain meanings in ordinary English.  Specific terms we use in this Agreement have the following meanings:

A.            Employee, as used herein, shall mean the undersigned Employee, except that with respect to paragraphs 4.A. and 4.B. it shall also include anyone who has obtained any legal rights or claims through the undersigned Employee.

B.            Company, as used herein, shall at all times mean Company and its parent companies, its subsidiaries, successors and assigns, its affiliated and predecessor companies, its successors and assigns, and the present or former directors, officers, employees, representatives, and agents (including, without limitation, their accountants and attorneys) of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to Employee or former employees of Company, in their official or individual capacities.

C.            Employee’s Claims, as used herein, means all of the rights Employee has now to any relief of any kind from Company whether or not Employee now knows about those rights, arising out of his employment with Company, and his employment termination, including, but not limited to, claims arising under the Age Discrimination in Employment Act; the Minnesota Human Rights Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; or other federal, state or local civil rights laws; claims for breach of contract; fraud or misrepresentation; defamation, intentional or negligent infliction of emotional distress; breach of covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; and any other claims for unlawful employment practices; and claims for any compensation, bonus or wages in addition to those payments set forth in Section 3.

D.            Company’s Claims, as used herein, means all of the rights Company now has to any relief of any kind from Employee, whether or not Company now knows about those rights, arising out of Employee’s employment with Company or his status as shareholder or officer.

2.             Termination.  On February 9, 2002, Employee’s employment with Company was terminated.  Employee and Company agree Employee will be relieved of his duties with Company after February 9, 2002.

3.             Company’s Obligations And Severance Agreements.  In consideration for Employee’s promises contained herein, specifically including, but not limited to, the release of all Employee’s claims and Employee’s promises to refrain from disclosing confidential information and trade secrets of Company, Company agrees as follows:

A.            Severance Payment.  Pursuant to Section 4.2 of the Employment Agreement, Company agrees to pay to Employee a severance payment of $192,000.00 (“Severance Payment”) which is equal to twelve (12) months of Employee’s salary calculated at Employee’s regular rate of pay as of the date of this Agreement.  This Severance Payment will be payable in one lump sum within ten (10) days after the expiration of the Rescission Periods, as defined herein.  The Severance Payment shall be subject to federal and state withholding taxes and FICA.

B.            Incentive Compensation.  Employee acknowledges that Company has paid Employee an Incentive Bonus (“Bonus”) for the 2001 calendar year in the amount of $85,092.00, and that the Bonus is in full satisfaction of any and all claims or rights Employee may have to a bonus including, but not limited to, any and all claims or rights for a bonus under Section 2 of the Employment Agreement.

C.            Vacation.  Company agrees that in lieu of all accrued vacation pay due to Employee, Employee shall be entitled to retain the February 15 and February 28 regular payroll payments made erroneously to Employee.  Employee acknowledges receipt of said payments.

D.            Options.  Company and Employee acknowledge and agree that the schedule attached hereto as Exhibit A, incorporated herein by reference, identifies the options granted to Employee and the extent to which said options have vested through the date of termination.  Employee acknowledges that any of said vested options that have not been exercised within a period of three months after termination of employment shall immediately terminate and will not thereafter be exercisable.

E.             Medical Insurance Benefits.  Company, pursuant to federal and state law, will provide, for a period of eighteen (18) months following the effective date of Employee’s termination (“COBRA Period”), a continuation of the group medical insurance coverage previously provided to Employee and his spouse by Company.  Through February 28, 2002,

Company will pay the premium for the group medical insurance that it paid during Employee’s employment.  After such date, Employee will be required to pay for such benefits for the remainder of the COBRA Period, should Employee elect to continue COBRA coverage.

F.             Outplacement Payment.  To assist Employee in obtaining a new position and help defray the cost of outplacement services, the Company agrees to pay Employee the aggregate sum of Twenty Thousand Dollars ($20,000).  Said payment shall be made to Employee with the payment due pursuant to paragraph 3A above.

G.            Computer/Palm Pilot.  The Company agrees that Employee shall be entitled to retain the computer and palm pilot he received on account of his prior position with the Company.

H.            Non-Disparagement.  The Company agrees that its directors, senior officials and managers shall not knowingly vilify, disparage, slander, or defame Employee.

I.              Confidentiality Of Agreement.  Company agrees that it will keep the terms and conditions of this Agreement strictly confidential except that the Company may disclose the terms and conditions of this Agreement to its advisors or as required by law.

4.             Employee Obligations.  As material inducement to Company in entering into this Agreement and providing the consideration described in Section 3, Employee hereby agrees as follows:

A.            Release.  Employee agrees to release all Employee’s Claims, provided, however, that such release is not intended to apply to any willful misconduct by Company of which Employee does not have present knowledge.  Employee acknowledges that the money and promises received and to be received by Employee under Sections 3 are in exchange for the release of Employee’s Claims.

B.            Covenant Not To Sue.  Employee agrees that he will not initiate any litigation to vindicate any rights he may have had if he had not released Employee’s Claims, except as may be necessary to enforce this Agreement.  Further, Employee agrees to pay Company’s attorneys fees if Employee breaches the covenant not to sue contained in this Section 4.B.

C.            Company Property.  Employee will return all property belonging to Company to Company immediately upon the execution of this Agreement, whether such property is currently on or off the premises of Company, including, without limitation, any and all computer hardware or computer software.

D.            Confidentiality.  Employee reaffirms his obligations within paragraphs 3.4, 3.5 and 3.6 of the Employment Agreement.

E.             Confidentiality Of Agreement.  Employee agrees that he will keep the terms and conditions of this Agreement strictly confidential except that Employee may disclose the terms and conditions of this Agreement to his spouse, attorney, tax preparer, government agencies, or as required by law.  Employee agrees that in the event that Employee discloses any of the terms of this Agreement, including the fact of payment other than as set forth above, he shall be liable to Company as set forth in Section 4.G. of this Agreement and for any and all injuries or damages sustained by Company including costs, disbursements and attorneys’ fees incurred by Company as a direct result of any violation of this paragraph.

F.             Non-Disparagement.  Employee agrees that after the term of his employment with Company, he will not knowingly vilify, disparage, slander or defame the Company, including Company’s business or business practices.

G.            Remedies.  Employee acknowledges that any breach of any of the promises set forth in Sections 4.C., 4.D., 4.E., and 4.F. will cause Company irreparable harm for which there is no adequate remedy at law and Employee therefore consents to the issuance of any injunction in favor of Company enjoining the breach of any of those promises by any court of competent jurisdiction.  If any promise made by Employee in this Section 4 should be held to be unenforceable because of its scope or duration, or the area or subject matter covered thereby, Employee agrees that the court making such determination shall have the power to reduce or modify the scope, duration, subject matter or area of that promise to the extent that allows the maximum scope, duration, subject matter or area permitted by applicable law.  Employee further agrees that the remedies provided for herein are in addition to, and are not to be construed as replacements for, or a limitation of, rights and remedies otherwise available to Company.

5.             Employee’s Understandings.  Employee acknowledges and represents that:

A.            Employee understands that he has the right to consult with an attorney regarding the meaning and effect of this Agreement.

B.            Employee also understands that he has a period of twenty-one (21) calendar days from the date on which he receives an unsigned copy of this Agreement in which to consider whether or not to sign this Agreement and that, having been advised of that entitlement, he may elect to sign this Agreement at any time prior to the expiration of that time period.

C.            Employee understands that he may rescind (that is, cancel) within seven (7) calendar days of signing the Agreement the provisions of Section 4.A. of this Agreement with respect to claims arising under the Age Discrimination in Employment Act (“ADEA Rescission Period”) and that he may rescind within fifteen (15) calendar days of signing the Agreement the provisions of Section 4.A. of this Agreement with respect to claims arising under the Minnesota Human Rights Act (“MHRA Rescission Period”) (collectively, “Rescission Periods”).  To be effective, rescission must be in writing, delivered to Company at Vital Images, Inc., 3300 Fernbrook Lane N., Suite 200, Plymouth, MN 55447, within the applicable rescission period, or sent to Company, at such address, by certified mail, return receipt requested, postmarked within the applicable rescission period.

6.             Cancellation Of Agreement By Company.  If Employee exercises his right of rescission under Section 5C of this Agreement, Company will have the right, exercisable by written notice delivered to Employee, to terminate this Agreement in its entirety in which event Company will have no obligation whatsoever to Employee hereunder.  If Employee exercises his right of rescission under Section 5.C. of this Agreement, and Company does not exercise its right to terminate this Agreement hereunder, the remaining provisions of this Agreement (including specifically the remaining provisions of Section 5 of this Agreement) shall remain valid and continue in full force and effect.

7.             Performance By Employee and Company.  Nothing contained herein shall operate as a waiver or an election of remedies by either party should the other party fail to perform any duty or obligation imposed upon them hereunder.  Notwithstanding anything contained herein to the contrary, this Agreement and the duties and obligations hereunder shall continue in full force and effect irrespective of any violation of any term or provision of this Agreement by Employee.

8.             No Admission Of Liability.  The parties agree that this Agreement shall not be considered an admission of liability by Company.  Company expressly denies that it is in any way liable to Employee or that it has engaged in any wrongdoing with respect to Employee.

9.             Employee Acknowledgments.  Employee acknowledges and represents that:  (a) he has read this Agreement and understand its consequences; (b) he has received adequate opportunity to read and consider this Agreement; (c) he has determined to execute this Agreement of his own free will and acknowledges that he has not relied upon any statements or explanations made by Company regarding this Agreement; and (d) the promises of Company made in this Agreement constitute fair and adequate consideration for the promises, releases and agreements made by Employee in this Agreement.

10.           Entire Agreement.  This Agreement, including any exhibits attached hereto or documents expressly referred to herein, contains the entire agreement between Company and Employee and supersedes and cancels any and all other prior agreements, whether oral or in writing, between Company and Employee with respect to the matters referred to herein.

11.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

12.           Effective Date.  This Agreement was originally offered to Employee on or about February 21, 2002.  Employee shall have until the close of business on March 14, 2002 to accept this Agreement.  If Employee desires to accept this Agreement, Employee shall execute the Agreement and return the same to Company at the address set forth in Section 5.C. hereof.  If Employee does not so accept this Agreement, this Agreement, and the offer contained herein, shall be null and void as of the close of business on March 14, 2002.

13.           Counterparts.  This Agreement may be executed in counterparts with an executed counterpart to be delivered to the other party.  Each such executed counterpart shall be deemed an original but shall constitute one and the same instrument.  For purposes of execution of this Agreement, the parties agree a facsimile signature will be treated the same as an original signature; however, the parties agree to provide one another with original signatures after execution.

VITAL IMAGES, INC.

Dated:	March 25, 2002	By:	/s/Douglas M. Pihl
		Its:	Chairman

Dated:	March 14, 2002	/s/Albert Emola
Albert Emola